Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com FIRM / AFFILIATE OFFICES
February 25, 2019 Energy Transfer Operating, L.P. 8111 Westchester Drive, Suite 600 Dallas, Texas 75225	Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Energy Transfer Operating, L.P. — Exchange Offers and Consent Solicitations

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Operating, L.P., a Delaware limited partnership (the “Partnership”), and Sunoco Logistics Partners Operations, L.P., a Delaware limited partnership (“SXL Opco”), in connection with the Partnership’s offers to exchange (collectively, the “Exchange Offers”) up to (a) $1,187,032,000 aggregate principal amount of outstanding 7.500% Senior Notes due 2020 of Energy Transfer LP, a Delaware limited partnership (“ET”), for an equal aggregate principal amount of newly issued 7.500% Senior Notes due 2020 of the Partnership (the “New ETO 2020 Notes”) to be guaranteed by SXL Opco (the “New ETO 2020 Notes Guarantee”), (b) $1,000,000,000 aggregate principal amount of outstanding 4.250% Senior Notes due 2023 of ET for an equal aggregate principal amount of newly issued 4.250% Senior Notes due 2023 of the Partnership (the “New ETO 2023 Notes”) to be guaranteed by SXL Opco (the “New ETO 2023 Notes Guarantee”), (c) $1,150,000,000 aggregate principal amount of outstanding 5.875% Senior Notes due 2024 of ET for an equal aggregate principal amount of newly issued 5.875% Senior Notes due 2024 of the Partnership (the “New ETO 2024 Notes”) to be guaranteed by SXL Opco (the “New ETO 2024 Notes Guarantee”) and (d) $1,000,000,000 aggregate principal amount of outstanding 5.500% Senior Notes due 2027 of ET for an equal aggregate principal amount of newly issued 5.500% Senior Notes due 2027 of the Partnership (the “New ETO 2027 Notes” and, together with the New ETO 2020 Notes, the New ETO 2023 Notes and the New ETO 2024 Notes, the “New ETO Notes”) to be guaranteed by SXL Opco (the “New ETO 2027 Notes Guarantee” and, together with the New ETO 2020 Notes Guarantee, the New ETO 2023 Notes Guarantee and the New ETO 2024 Notes Guarantee, the “New ETO Notes Guarantees”).

The New ETO Notes will be issued under the Base Indenture, dated as of June 8, 2018 (the “ETO Base Indenture”), by and among the Partnership, SXL Opco and U.S. Bank National Association, as the trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of the settlement date of the Exchange Offers among the Partnership, SXL Opco and the Trustee (the ETO Base Indenture, as supplemented, the “New ETO Indenture”), pursuant to a

February 25, 2019

registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2019 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issuance of the New ETO Notes and the New ETO Notes Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter, including:

(i)

the Certificate of Limited Partnership of the Partnership, dated October 15, 2001, as amended to date, and the Fifth Amended and Restated Agreement of Limited Partnership of Energy Transfer Operating, L.P., dated October 19, 2018, as amended to date, which, with your consent, we have assumed is (x) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (y) in full force and effect and (z) the entire agreement of the parties pertaining to the subject matter thereof;

(ii)

the Restated Certificate of Limited Partnership of Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of the Partnership (“ETP GP”), dated March 14, 2005, as amended to date, and the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P. dated April 17, 2007, as amended to date, which, with your consent, we have assumed is (x) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (y) in full force and effect and (z) the entire agreement of the parties pertaining to the subject matter thereof;

(iii)

the Certificate of Formation of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of ETP GP (“ETP LLC”), dated March 2, 2000, as amended to date, and the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C., dated August 10, 2010, as amended to date, which, with your consent, we have assumed is (x) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (y) in full force and effect and (z) the entire agreement of the parties pertaining to the subject matter thereof, and certain resolutions of the board of directors of ETP LLC;

(iv)

the Certificate of Limited Partnership of SXL Opco, dated December 6, 2001, and the First Amended and Restated Agreement of Limited Partnership of Sunoco Logistics Partners Operations L.P., dated February 8, 2002, which, with your consent, we have assumed is (x) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (y) in full force and effect and (z) the entire agreement of the parties pertaining to the subject matter thereof; and

February 25, 2019

(v)

the Certificate of Formation of Sunoco Logistics Partners GP LLC, a Delaware limited liability company and the general partner of SXL Opco (“OLP GP”), dated December 6, 2001, and the Second Amended and Restated Limited Liability Company Agreement of Sunoco Logistics Partners GP LLC, dated April 30, 2002, which, with your consent, we have assumed is (x) a valid and binding agreement of the parties thereto, enforceable in accordance with the plain meaning of its terms, (y) in full force and effect and (z) the entire agreement of the parties pertaining to the subject matter thereof, and certain resolutions of the board of directors of OLP GP.

With your consent, we have also relied upon certificates and other assurances of officers of ETP LLC, OLP GP and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the New ETO Notes and the New ETO Notes Guarantees have been authorized by all necessary limited partnership or limited liability company action, as applicable, of the Partnership and SXL Opco, and when the Registration Statement has become effective under the Act and the New ETO Notes have been duly executed, issued, authenticated and delivered by or on behalf of the Partnership in accordance with the terms of the New ETO Indenture and the Exchange Offers described in the Prospectus, the New ETO Notes and the New ETO Notes Guarantees will be legally valid and binding obligations of the Partnership and SXL Opco, respectively, enforceable against the Partnership and SXL Opco in accordance with their respective terms.

Our opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.06 of the ETO Base Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

February 25, 2019

With your consent, we have assumed (a) that the New ETO Indenture, the New ETO Notes and the New ETO Notes Guarantees (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Partnership and SXL Opco, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Partnership and SXL Opco, enforceable against each of them in accordance with their respective terms and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP